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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                             (AMENDMENT NO. ______)*


                                  ARTECON INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                     COMMON STOCK, $.005 PAR VALUE PER SHARE
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    043003102
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                DECEMBER 31, 1998
                                -----------------
             (Date of Event Which Requires Filing of This Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [ ]     Rule 13d-1(b)

     [ ]     Rule 13d-1(c)

     [X]     Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.

-------------------                                           ------------------
CUSIP NO. 043003102                     13G                   PAGE 2 OF 10 PAGES
-------------------                                           ------------------

-------------------------------------------------------------------------------
   1      NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

          WILLIAM R. SAUEY             No.:
-------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a)  [ ]
                                                                        (b)  [ ]
-------------------------------------------------------------------------------
   3      SEC USE ONLY
-------------------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION

          UNITED STATES OF AMERICA
-------------------------------------------------------------------------------
                        5      SOLE VOTING POWER
  NUMBER OF                    3,079,790
   SHARES              --------------------------------------------------------
 BENEFICIALLY           6      SHARED VOTING POWER
  OWNED BY                     0
    EACH               --------------------------------------------------------
  REPORTING             7      SOLE DISPOSITIVE POWER
 PERSON WITH                   3,079,790
                       --------------------------------------------------------
                        8      SHARED DISPOSITIVE POWER
                               0
-------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          4,117,893
-------------------------------------------------------------------------------
  10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES*                                                            [ ]
-------------------------------------------------------------------------------
  11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          19.1%
-------------------------------------------------------------------------------
  12      TYPE OF REPORTING PERSON*

          IN
-------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------                                           ------------------
CUSIP NO. 043003102                     13G                   PAGE 3 OF 10 PAGES
-------------------                                           ------------------

-------------------------------------------------------------------------------
   1      NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

          FLAMBEAU CORPORATION         No.:
-------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a)  [ ]
                                                                        (b)  [ ]
-------------------------------------------------------------------------------
   3      SEC USE ONLY
-------------------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION

          WISCONSIN
-------------------------------------------------------------------------------
                        5      SOLE VOTING POWER
  NUMBER OF                    891,151
   SHARES              --------------------------------------------------------
 BENEFICIALLY           6      SHARED VOTING POWER
  OWNED BY                     0
    EACH               --------------------------------------------------------
  REPORTING             7      SOLE DISPOSITIVE POWER
 PERSON WITH                   891,151
                       --------------------------------------------------------
                        8      SHARED DISPOSITIVE POWER
                               0
-------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          891,151
-------------------------------------------------------------------------------
  10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES*                                                            [ ]
-------------------------------------------------------------------------------
  11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          4.1%
-------------------------------------------------------------------------------
  12      TYPE OF REPORTING PERSON*

          CO
-------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------                                           ------------------
CUSIP NO. 043003102                     13G                   PAGE 4 OF 10 PAGES
-------------------                                           ------------------

-------------------------------------------------------------------------------
   1      NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

          FLAMBEAU PRODUCTS CORPORATION     No.:
-------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a)  [ ]
                                                                        (b)  [ ]
-------------------------------------------------------------------------------
   3      SEC USE ONLY
-------------------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION

          OHIO
-------------------------------------------------------------------------------
                        5      SOLE VOTING POWER
  NUMBER OF                    235,507
   SHARES              --------------------------------------------------------
 BENEFICIALLY           6      SHARED VOTING POWER
  OWNED BY                     0
    EACH               --------------------------------------------------------
  REPORTING             7      SOLE DISPOSITIVE POWER
 PERSON WITH                   235,507
                       --------------------------------------------------------
                        8      SHARED DISPOSITIVE POWER
                               0
-------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          235,507
-------------------------------------------------------------------------------
  10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES*                                                            [ ]
-------------------------------------------------------------------------------
  11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          1.1%
-------------------------------------------------------------------------------
  12      TYPE OF REPORTING PERSON*

          CO
-------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------                                           ------------------
CUSIP NO. 043003102                     13G                   PAGE 5 OF 10 PAGES
-------------------                                           ------------------

-------------------------------------------------------------------------------
   1      NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

          SEATS, INC.                  No.:
-------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a)  [ ]
                                                                        (b)  [ ]
-------------------------------------------------------------------------------
   3      SEC USE ONLY
-------------------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION

          WISCONSIN
-------------------------------------------------------------------------------
                        5      SOLE VOTING POWER
  NUMBER OF                    38,333
   SHARES              --------------------------------------------------------
 BENEFICIALLY           6      SHARED VOTING POWER
  OWNED BY                     0
    EACH               --------------------------------------------------------
  REPORTING             7      SOLE DISPOSITIVE POWER
 PERSON WITH                   38,333
                       --------------------------------------------------------
                        8      SHARED DISPOSITIVE POWER
                               0
-------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          38,333
-------------------------------------------------------------------------------
  10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES*                                                            [ ]
-------------------------------------------------------------------------------
  11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          0.2%
-------------------------------------------------------------------------------
  12      TYPE OF REPORTING PERSON*

          CO
-------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 043003102                                              Page  6  of  10
--------------------------------------------------------------------------------

ITEM 1.

          (a)     Name of Issuer:  ARTECON INC.

          (b)     Address of Issuer's Principal Executive Offices:

                      6305 EL CAMINO REAL
                      CARLSBAD  CA  92009-1606
ITEM 2.

          (a)     Name of Person Filing:

                  WILLIAM R. SAUEY
                  FLAMBEAU CORPORATION
                  FLAMBEAU PRODUCTS CORPORATION
                  SEATS, INC.

          (b)     Address of Principal Business Office or, if none, Residence:

                      WILLIAM R. SAUEY : NORDIC GROUP OF COMPANIES LTD

                                  414 BROADWAY
                                  SUITE 200
                                  BARABOO WI 53913

                      FLAMBEAU CORPORATION:

                                  801 LYNN AVE, BARABOO, WI  53913

                      FLAMBEAU PRODUCTS CORPORATION:

                                  1591 VALPLAST RD, MIDDLEFIELD  OH  44062

                      SEATS, INC.:

                                  1515 INDUSTRIAL ST, REEDSBURG, WI  53959

          (c)     Citizenship       WILLIAM R. SAUEY : UNITED STATES

                                    FLAMBEAU CORPORATION, SEATS, INC:
                                    PLACE OF ORGANIZATION: WISCONSIN

                                    FLAMBEAU PRODUCTS CORPORATION:
                                    PLACE OF ORGANIZATION: OHIO

          (d) Title of Class of Securities: COMMON STOCK, $.005 PAR VALUE PER SHARE

          (e)     CUSIP Number:   043003102

CUSIP No.  043003102                                             Page  7  of  10
--------------------------------------------------------------------------------

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SECTIONS 240.13d-1(b), OR 240.13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

                  NOT APPLICABLE


ITEM 4.   OWNERSHIP

          Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in
          Item 1.

          (a)     Amount Beneficially Owned:

                  WILLIAM R. SAUEY                         4,117,893
                  FLAMBEAU CORPORATION                       891,151
                  FLAMBEAU PRODUCTS CORPORATION              235,507
                  SEATS, INC.                                 38,333

          (b)     Percent of Class:

                  WILLIAM R. SAUEY                          19.1%
                  FLAMBEAU CORPORATION                       4.1%
                  FLAMBEAU PRODUCTS CORPORATION              1.1%
                  SEATS, INC.                                0.2%

          (c) Number of shares as to which such person has: (i) Sole power to vote or to direct the vote:

                  WILLIAM R. SAUEY                         3,079,790
                  FLAMBEAU CORPORATION                       891,151
                  FLAMBEAU PRODUCTS CORPORATION              235,507
                  SEATS, INC.                                 38,333

                  (ii) Shared power to vote or to direct the vote:

                  WILLIAM R. SAUEY                               0
                  FLAMBEAU CORPORATION                           0
                  FLAMBEAU PRODUCTS CORPORATION                  0
                  SEATS, INC.                                    0

CUSIP No.  043003102                                             Page  8  of  10
--------------------------------------------------------------------------------

                  (iii) Sole power to dispose or to direct the disposition of:

                  WILLIAM R. SAUEY                         3,079,790
                  FLAMBEAU CORPORATION                       891,151
                  FLAMBEAU PRODUCTS CORPORATION              235,507
                  SEATS, INC.                                 38,333

                  (iv) Shared power to dispose or to direct the disposition of:

                  WILLIAM R. SAUEY                               0
                  FLAMBEAU CORPORATION                           0
                  FLAMBEAU PRODUCTS CORPORATION                  0
                  SEATS, INC.                                    0



ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

          If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following |_|.

ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

               NOT APPLICABLE



ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

               NOT APPLICABLE



ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

               NOT APPLICABLE



ITEM 9.   NOTICE OF DISSOLUTION OF A GROUP

               NOT APPLICABLE



ITEM 10.  CERTIFICATION

               NOT APPLICABLE


EXHIBIT A: JOINT FILING STATEMENT

CUSIP No.  043003102                                             Page  9  of  10
--------------------------------------------------------------------------------

                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                             FEBRUARY 16, 1999
                             ---------------------------------------------------
                             Date

                             /s/ William R. Sauey
                             ---------------------------------------------------
                             Signature

                             William R. Sauey
                             ---------------------------------------------------
                             Name/Title


                             FLAMBEAU CORPORATION


                             /s/ William R. Sauey
                             ---------------------------------------------------
                             Signature

                             William R. Sauey / Chairman of the Board of
                             Directors, Flambeau Corporation
                             ---------------------------------------------------
                             Name/Title


                             FLAMBEAU PRODUCTS CORPORATION



                             /s/ William R. Sauey
                             ---------------------------------------------------
                             Signature

                             William R. Sauey / Chairman of the Board of
                             Directors, Flambeau Products Corporation
                             ---------------------------------------------------
                             Name/Title


                             SEATS, INC.



                             /s/ William R. Sauey
                             ---------------------------------------------------
                             Signature

                             William R. Sauey / Chairman of the Board of
                             Directors, Seats, Inc.
                             ---------------------------------------------------
                             Name/Title


        The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.



Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including exhibits. See Section 240.13d-7 for other parties for whom copies are to be sent.

ATTENTION: INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001)

CUSIP No. 043003102                                             Page  10  of  10
--------------------------------------------------------------------------------


                                    EXHIBIT A

                             JOINT FILING STATEMENT

        Pursuant to Rule 13d-1(k)(1), we, the undersigned, hereby express our agreement that the attached Schedule 13G is filed on behalf of each of us.

Date:   FEBRUARY 16, 1999


               WILLIAM R. SAUEY


               By:/s/ William R. Sauey
               -----------------------------------------------------------------
               William R. Sauey


               FLAMBEAU CORPORATION


               By: :/s/ William R. Sauey
               -----------------------------------------------------------------
               William R. Sauey, Chairman of the Board of Directors




               FLAMBEAU PRODUCTS CORPORATION


               By: :/s/ William R. Sauey
               -----------------------------------------------------------------
               William R. Sauey, Chairman of the Board of Directors



               SEATS, INC.


               By: :/s/ William R. Sauey
               -----------------------------------------------------------------
               William R. Sauey, Chairman of the Board of Directors